Exhibit 10.12(c)

SECOND AMENDMENT TO THE VNU EXCESS PLAN

The VNU Excess Plan (“Plan”) was restated April 1, 2002.

The Plan shall be amended as set forth below:

Effective January 23, 2007, the Introduction to the VNU Excess Plan is amended by:

a.	Renaming the Plan “The Nielsen Company Excess Plan;”

b.	Replacing “VNU, Inc.” with “The Nielsen Company (US), Inc.” as the Corporation and successor sponsor; and

c.	Replacing “VNU Retirement Plan” with “The Nielsen Company Retirement Plan” as the Qualified Plan.

Executed, as of the date indicated below opposite each name, by each Member of The Nielsen Company (US), Inc. Administrative Committee.

April 7, 2007	/s/ David Berger
Date	David Berger

April 5, 2007	/s/ Thomas Kucinski
Date	Tom Kucinski

April 6, 2007	/s/ Richard Fitzgerald
Date	Richard Fitzgerald